Exhibit 99.1
Forge Global Appoints Capital Markets Veteran Larry Leibowitz to its Board of Directors

March 14, 2024 – SAN FRANCISCO – Forge Global Holdings, Inc. (NYSE: FRGE) (“Forge”), a global private securities marketplace, announced today the appointment of Larry Leibowitz to its Board of Directors, as well as its Compensation Committee.

Mr. Leibowitz brings to Forge decades of entrepreneurial and corporate leadership experience in capital markets, financial technology and asset management. He is currently the CEO of Entrypoint Capital, a quantitative investment management firm, and has also held executive and board positions at a myriad of other companies in the financial services and investment sectors, including as the Chief Operating Officer, Head of Global Equities Markets, and Member of the Board of Directors of NYSE Euronext, a global securities exchange operator, from 2007 to 2013. He also served as Chief Operating Officer of Americas Equities at UBS, and was also Co-Chief Executive Officer of Schwab-Soundview Capital Markets in the early 2000s.

"Larry’s breadth of experience in capital markets, deep operational expertise and track record in leading scaled growth at global financial services and exchange organizations adds significant value to our board,” said Kelly Rodriques, CEO of Forge. “We look forward to leveraging Larry’s knowledge and experience as we scale the Forge platform and drive the transformation of the private market into a globally accessible, liquid and transparent asset class."

Mr. Leibowitz currently sits on the boards of Enfusion (NYSE: ENFN), a software provider in the investment management space, and the special purpose acquisition companies Concord Acquisition Corp II (NYSE: CNDA) and Concord Acquistion Corp III (NYSE: CNDB). He is also a board director of XCHG Xpansiv, an intelligent commodities exchange focusing on renewable energy products, a position he has held since June 2019. In addition, he is a former board member of Cowen Inc. (NASDAQ: COWN), and holds or has held seats on various other boards for private companies in the financial technologies, asset management and digital law sectors.

Early in his career, Mr. Leibowitz was a founding partner at Bunker Capital, as well as Managing Director and Head of Quantitative Trading and Equities Technology at CS First Boston. He holds an undergraduate degree in Economics from Princeton University.

About Forge
Forge is a leading provider of marketplace infrastructure, data services and technology solutions for private market participants. Forge Securities LLC is a registered broker-dealer and a Member of FINRA that operates an alternative trading system.

Media Contact
Lindsay Riddell
press@forgeglobal.com